SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material under Rule 14a-12.

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Williams Center

Tulsa, Oklahoma 74172

MICHAEL N. MEARS

CHAIRMAN OF THE BOARD, PRESIDENT

AND CHIEF EXECUTIVE OFFICER OF THE

GENERAL PARTNER

February 28, 2011

To our Limited Partners:

You are cordially invited to attend the 2011 annual meeting of limited partners of Magellan Midstream Partners, L.P. to be held on Wednesday, April 27, 2011 in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, commencing at 10:00 a.m. Central Time. A notice of the annual meeting, proxy statement and proxy card are enclosed. We also have enclosed our 2010 Annual Report and Form 10-K for the fiscal year ended December 31, 2010.

At this year’s meeting, you will be asked to elect three Class III directors to our general partner’s board of directors, approve an increase in the number of units authorized to be issued under our Long-Term Incentive Plan, approve an advisory resolution on our executive compensation and conduct an advisory vote on the frequency of future advisory votes on our executive compensation. The board of directors of our general partner unanimously recommends that you approve each of these proposals. I urge you to read the accompanying proxy statement for further details about the proposals.

Your vote is important to us and our business. Your broker cannot vote your units on your behalf until it receives your voting instructions. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You also may vote by following the internet or telephone voting instructions on the proxy card. We look forward to your participation.

Sincerely,

Michael N. Mears

MAGELLAN MIDSTREAM PARTNERS, L.P.

One Williams Center

Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON APRIL 27, 2011

To the Limited Partners of Magellan Midstream Partners, L.P.:

The annual meeting of limited partners of Magellan Midstream Partners, L.P. will be held in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, on April 27, 2011 at 10:00 a.m. Central Time to consider the following matters:

1. The election of three Class III directors to our general partner’s board of directors to serve until the 2014 annual meeting of limited partners;

2. The amendment of the Magellan Midstream Partners’ Long-Term Incentive Plan, as amended and restated, to increase the total number of common units authorized to be issued under the plan;

3. An advisory vote on executive compensation;

4. An advisory vote on the frequency of future advisory votes on our executive compensation; and

5. The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders with respect to the foregoing proposals.

Only unitholders of record at the close of business on February 28, 2011 are entitled to attend or vote at the annual meeting or any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials

for the Unitholder Meeting to Be Held on April 27, 2011

In addition to delivering paper copies of these proxy materials to you by mail, this notice     together with the accompanying proxy statement and related form of proxy and our 2010 annual     report to unitholders are available at www.magellanlp.com.

Your vote is important! Your broker cannot vote your units on your behalf until it receives your voting instructions. For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By Order of the Board of Directors

of Magellan GP, LLC, as general partner

of Magellan Midstream Partners, L.P.

Suzanne H. Costin

Secretary

Tulsa, Oklahoma

February 28, 2011

MAGELLAN MIDSTREAM PARTNERS, L.P.

Proxy Statement

For

Annual Meeting of Limited Partners

To Be Held on April 27, 2011

These proxy materials, which we will begin mailing to our unitholders on or about March 4, 2011, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership, for use at Magellan Midstream Partners, L.P.’s 2011 annual meeting of limited partners or at any adjournments thereof (the “annual meeting”). The annual meeting will be held in the Williams Resource Center on April 27, 2011 at 10:00 a.m. Central Time at One Williams Center, Tulsa, Oklahoma 74172. Holders of record of common units at the close of business on February 28, 2011 were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournments thereof, unless such adjournment is for more than 45 days, in which event our general partner’s board of directors will be required to set a new record date. Unless otherwise indicated, the terms “Partnership,” “Magellan,” “our,” “we,” “us” and similar terms refer to Magellan Midstream Partners, L.P., together with our subsidiaries.

Proposals

At our annual meeting, we are asking our unitholders to consider and act upon: the election of three Class III directors to serve on our general partner’s board of directors until our 2014 annual meeting (the “Director Election Proposal”); the amendment of the Magellan Midstream Partners’ Long-Term Incentive Plan, as amended and restated, to increase the total number of common units authorized to be issued under the plan (the “LTIP Amendment Proposal”); an advisory vote on executive compensation (the “Executive Compensation Proposal”); and an advisory vote on the frequency of future advisory votes on our executive compensation (the “Executive Compensation Vote Frequency Proposal”).

Director Election Proposal

Directors serving on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding common units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. Each common unit entitles the holder thereof as of the record date to one vote. Unitholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates. On the Director Election Proposal, you may: (1) vote for the election of all nominees named herein; (2) withhold authority to vote for all nominees named herein; or (3) vote for the election of one or two of the nominees and withhold authority to vote for the other nominee(s).

LTIP Amendment Proposal

According to the NYSE rules, adoption of the LTIP Amendment Proposal requires the affirmative vote of a majority of the votes cast by unitholders at the annual meeting, provided that the total votes cast represent over 50% of all units entitled to vote on the proposal at the annual meeting. With respect to the LTIP Amendment Proposal, you may: (1) vote for the proposal; (2) vote against the proposal; or (3) abstain from voting on the proposal. Assuming the presence of a quorum, abstentions will not affect the determination of whether the required vote is obtained because this determination is based on the votes cast, not on the number of outstanding units.

Executive Compensation Proposal

The Executive Compensation Proposal is an advisory vote by our unitholders required by the newly enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Although the advisory vote is non-binding, the compensation committee and board of directors of our general partner will review the results and give serious consideration to the outcome of the vote. On the Executive Compensation Proposal, you may: (1) vote for the resolution; (2) vote against the resolution; or (3) abstain from voting on the resolution.

Executive Compensation Vote Frequency Proposal

The Executive Compensation Vote Frequency Proposal is an advisory vote by our unitholders also required by the Dodd-Frank Act. Although the advisory vote is non-binding, the compensation committee and board of directors of our general partner will review the results and give serious consideration to the outcome of the vote. On the Executive Compensation Vote Frequency Proposal, you may vote to hold an advisory vote on executive compensation every three years, two years, every year or you may abstain from voting on the proposal.

Outstanding Common Units Held on Record Date

As of the record date, there were 112,736,571 outstanding common units that were entitled to notice of and are entitled to vote at the annual meeting.

Quorum Required

The presence, in person or by proxy, of the holders as of the record date of a majority of our outstanding common units is necessary to constitute a quorum for purposes of voting on the proposals at the annual meeting. Withheld and abstain votes will count as present for purposes of establishing a quorum at the annual meeting.

Vote Required

Under the applicable rules of the New York Stock Exchange (“NYSE”), brokers are not permitted to vote a client’s proxy in their own discretion as to any of the proposals if the broker has not received instructions from the unitholder.

How to Vote

You may vote by internet, telephone, mail or in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by following the internet or telephone voting instructions on the proxy card or complete, sign and mail your proxy card in advance of the annual meeting.

Internet

Go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card. Voting by internet is the fastest and lowest cost medium of voting your proxy.

Telephone

Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

Mail

Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the annual meeting.

In Person

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units as of the record date.

Revoking Your Proxy or Changing Your Telephone or Internet Vote

You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 27, 2011 will be counted.

You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 27, 2011 will be counted.

Solicitation and Mailing of Proxies

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., LLC to aid in the solicitation of proxies. The fees of Morrow & Co., LLC are $7,500, plus reimbursement of its reasonable costs.

Only one annual report and proxy statement will be delivered to multiple unitholders sharing an address, if possible, unless we have received contrary instructions from one or more of the unitholders. Unitholders at a shared address to which a single copy of the proxy materials was delivered who would like to receive a separate or additional copy of the proxy materials (including with respect to those materials or other communications that may be delivered to unitholders in connection with future annual or special meetings of unitholders) should contact Morrow & Co., LLC at the contact information set forth below, and, upon receipt of such request, a separate copy of the proxy materials will be promptly provided. Unitholders who currently receive multiple copies of the proxy materials at their shared address and would like to request only one copy of any future materials or other communications should notify Morrow & Co., LLC of the same at the contact information set forth below. If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Email: MMP.info@morrowco.com

Phone (unitholders): (800) 607-0088

Phone (banks and brokerage firms): (203) 658-9400

Other Matters for 2011 Annual Meeting

We know of no matters to be acted upon at the annual meeting other than the proposals included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in our best interests. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials

for the Unitholder Meeting to Be Held on April 27, 2011

This proxy statement together with a form of proxy and our 2010 annual report to unitholders are available at www.magellanlp.com.

DIRECTOR ELECTION PROPOSAL

We are a limited partnership. We do not have our own board of directors. We are managed and operated by the officers of, and are subject to the oversight of the board of directors of, our general partner.

The total number of directors on our general partner’s board of directors is currently set at eight and there is one vacancy. Proxies cannot be voted for a greater number of persons than the number of director nominees named. The terms of the directors of our general partner’s board are “staggered” and the directors are divided into three classes. One class of directors is elected at each annual meeting and, upon election, directors in that class serve for a term of three years, subject to a director’s earlier resignation, death or removal. If a director is elected to the board to fill a vacancy, that director must be elected by our unitholders at the next annual meeting, regardless of the class in which the director is placed.

The Chairman of our general partner’s board of directors is also our President and Chief Executive Officer (“CEO”). Our general partner’s board of directors believes this board leadership structure is appropriate because our CEO works closely with our management team on a daily basis and is in the most knowledgeable position to determine the timing for board meetings and propose agendas for those meetings. However, any director can, and many from time to time do, establish agenda items for a board meeting. As required by the rules of the NYSE, our general partner’s board of directors has appointed a director to preside at meetings of our independent directors. In addition, this director delivers the annual performance appraisal to our CEO and receives calls intended for our general partner’s board of directors through our Action Line. For more information about contacting our general partner’s board of directors, please see the section below entitled “Communications to our Board of Directors.”

At the annual meeting, our unitholders will consider and act upon a proposal to elect three Class III directors to our general partner’s board of directors to serve until the 2014 annual meeting. Each of the nominees has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any nominee becomes unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee.

Information concerning the Class III director nominees, along with information concerning the current Class I and Class II directors whose terms of office will continue after the annual meeting, is set forth below.

CLASS III DIRECTOR NOMINEES — If Elected, Term Expires at the 2014 Annual Meeting of Limited Partners

James C. Kempner, 71, has served as an independent director of our general partner since 2009. From 2006 until 2009, he served as an independent director of the general partner of Magellan Midstream Holdings, L.P. (“MGG”), a former affiliate. Since 2001, Mr. Kempner has been a private investor. He served as the President and CEO of Imperial Sugar Company (“Imperial”), a major refiner of sweeteners and marketer of food service products, from 1993 to 2001 and as Executive Vice President and Chief Financial Officer (“CFO”) from 1988 to 1993. Prior to joining Imperial, he served for more than 10 years in several executive positions with Pogo Producing Company, an international oil and gas exploration company, including Treasurer and CFO. His career also includes nine years of investment banking experience with Lehman Brothers in the oil services industry. Mr. Kempner is qualified to serve on our general partner’s board of directors because of his extensive experience in finance and management. Mr. Kempner’s nomination was recommended by our general partner’s board of directors.

Michael N. Mears, 48, currently serves as Chairman of the Board, President and CEO of our general partner. From 2008 through 2011, he served as Chief Operating Officer (“COO”). Mr. Mears was a Senior Vice President of our general partner from 2003 through 2008. Prior to joining us in 2002, he served as a Vice President of subsidiaries of The Williams Companies, Inc. (“Williams”) from 1996 to 2002. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985. Mr. Mears is qualified to serve on our general partner’s board of directors because of his extensive commercial and operational experience in the energy industry. Mr. Mears’ nomination was recommended by our general partner’s board of directors.

James R. Montague, 63, has served as an independent director of our general partner since 2003. He has been retired since 2003. From 2001 to 2002, Mr. Montague served as President of EnCana Gulf of Mexico, Inc., an oil and gas exploration and production business. From 1996 to 2001, he served as President of two subsidiaries of International Paper Company (“International Paper”), IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, a company that manages International Paper’s mineral holdings. From 2005 to 2006, Mr. Montague served as a director of Meridian Resource Corp. He currently serves as a director of Atwood Oceanics, Inc. and the general partner of Penn Virginia Resource Partners, L.P. Mr. Montague is qualified to serve on our general partner’s board of directors because of his extensive experience in various sectors of the petroleum industry. Mr. Montague’s nomination was recommended by our general partner’s board of directors.

CLASS I DIRECTORS — Term Expires at the 2012 Annual Meeting of Limited Partners

Robert G. Croyle, 68, has served as an independent director of our general partner since 2009. From 2006 until 2009, he served as an independent director of the general partner of MGG. He served as Vice Chairman of the Board and Chief Administrative Officer of Rowan Companies, Inc., a major international offshore and land drilling contractor, from 2002 until 2006 and as Executive Vice President from 1993 to 2002. Prior to 1993, Mr. Croyle served as Vice President and General Counsel of Rowan Companies, Inc. He currently serves as a director of Rowan Companies, Inc. and served as a director of Boots & Coots International Well Control, Inc. from 2007 until its acquisition by Halliburton in 2010. Mr. Croyle is qualified to serve on our general partner’s board of directors because of his knowledge of the energy industry and extensive management and legal experience.

Barry R. Pearl, 61, has served as an independent director of our general partner since 2009. He is Executive Vice President of Kealine LLC (and its WesPac Energy LLC affiliate), a private developer and operator of petroleum infrastructure facilities, and has served in such capacity since 2007. From 2006 to 2007, he was an energy consultant. From 2002 to 2005, Mr. Pearl served as President and CEO of TEPPCO Partners, L.P. (“TEPPCO”), a refined products, crude oil and natural gas pipeline company, and as COO and President from 2001 to 2002. In addition, he served as a director of the general partner of TEPPCO from 2002 through 2005.

From 1998 to 2001, he served as Vice President and CFO of Maverick Tube Corporation. He served in various executive positions for Santa Fe Pacific Pipeline Partners, L.P., a refined products pipeline company, from 1984 to 1998, including Vice President of Operations, Senior Vice President of Business Development and Planning and CFO. He serves as a director of Kayne Anderson Energy Development Company, Kayne Anderson Midstream/Energy Fund and the general partner of Targa Resources Partners, L.P. He served as a director of Seaspan Corporation from 2006 until 2010. Mr. Pearl is qualified to serve on our general partner’s board of directors because of his extensive operational and financial experience within the energy and publicly traded partnership sector.

CLASS II DIRECTORS — Term Expires at the 2013 Annual Meeting of Limited Partners

Walter R. Arnheim, 66, has served as an independent director of our general partner since 2009. From 2006 until 2009, he served as an independent director of the general partner of MGG. From 2000 until 2002, he was Executive Director of the Washington National Opera and was previously employed by Mobil Corporation for 32 years in a number of positions of increasing responsibility including Vice President of Planning and Treasurer. He currently serves as President of Mozaik Investment, a private equity firm, and on the Board of Opera Lafayette. In 2004 and 2005, Mr. Arnheim served on the board of directors of Spinnaker Exploration until its acquisition by Norsk Hydro. Mr. Arnheim is qualified to serve on our general partner’s board of directors because of his extensive energy-related experience in finance and strategic planning.

Patrick C. Eilers, 44, has served as a director of our general partner since 2003 and has been an independent director since 2009. He served as a director of the general partner of MGG from 2003 until 2009. Mr. Eilers is a Managing Director of Madison Dearborn Partners, LLC, a private equity firm, overseeing the firm’s energy, power and chemicals practice. Prior to joining Madison Dearborn Partners in 1999, he served as a Director with Jordan Industries, Inc., a private holding company, and as an Associate with IAI Venture Capital, Inc., a venture capital firm. He also played professional football with the Chicago Bears, the Washington Redskins and the Minnesota Vikings from 1990 to 1995. Mr. Eilers is qualified to serve on our general partner’s board of directors because of his financial and private equity experience with a variety of industries.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF JAMES C. KEMPNER, MICHAEL N. MEARS AND JAMES R. MONTAGUE TO CLASS III OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.

LTIP AMENDMENT PROPOSAL

Pursuant to a recommendation of the compensation committee on October 20, 2010, our general partner’s board of directors approved an amendment to the Magellan Midstream Partners’ Long-Term Incentive Plan (the “LTIP”), subject to unitholder approval, that will increase the total number of common units authorized to be issued under the LTIP from 3,200,000 to 4,700,000. If the amendment is approved, it will be effective as of the date of the annual meeting. Our general partner’s board of directors believes that this amendment is necessary in order to continue (i) aiding in the retention of key employees who are important to our success; (ii) motivating employee contributions toward long-term value through ownership in our partnership; and (iii) aligning potential increases in compensation to increases in financial results that drive unitholder value.

For a more complete description of the proposed LTIP amendment, please see “Proposed Amendment to the LTIP” below. For a more complete description of the LTIP, please see “Summary Description of the LTIP” below. A copy of the LTIP is included as Annex A to this proxy statement. The statements made in this proxy statement with respect to the LTIP Amendment Proposal should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the LTIP, which is incorporated by reference herein from Annex A.

Proposed Amendment to the LTIP

As of February 28, 2011, we have granted awards under the LTIP to independent directors of our general partner’s board of directors, executive officers of our general partner and certain of our employees, which total approximately 125 individuals. Out of the 3,200,000 common units authorized under the LTIP, as of February 28, 2011, 149,797 common units are available to be awarded and 471,775 common units are being held in reserve to pay outstanding phantom unit awards in the event they vest at higher than target level. As a result of future LTIP awards that may be awarded in connection with our compensation strategy, our general partner’s board of directors recommends an amendment to the LTIP to increase the total number of common units authorized to be issued under the LTIP from 3,200,000 to 4,700,000. Our general partner’s board of directors believes that this amount would be sufficient for a reasonable period of time.

Summary Description of the LTIP

Two types of awards may be granted pursuant to the LTIP: phantom units and performance awards. The LTIP currently limits the number of common units that may be delivered to 3,200,000 common units. Units withheld to satisfy tax obligations count against the aggregate number of common units available under the LTIP and are not available for future awards granted under the LTIP.

Administration. The LTIP is administered by the compensation committee. The LTIP may be terminated or amended at any time with respect to any common units for which a grant has not yet been made. The LTIP may be altered or amended from time to time, including an amendment to increase the number of common units that may be granted, subject to unitholder approval as required by the NYSE. However, no change in any outstanding grant may be made that would materially reduce the benefits of the participant without the consent of the participant. The LTIP will expire on the earlier of the date terminated by the compensation committee or general partner’s board of directors or when common units are no longer available for the payment of awards under the LTIP. Awards then outstanding under the LTIP will continue pursuant to the terms of their grants.

Eligibility. Awards may be granted to any independent director of our general partner’s board of directors, executive officers of our general partner and certain of our employees as may be determined by the compensation committee.

Phantom Units. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a common unit. As of February 28, 2011, 2,924,693 phantom units have been awarded under the LTIP. Historically, phantom unit awards granted under the LTIP have primarily had a three-year vesting period and vest only upon our achievement of specific performance metrics, which are established by the compensation committee. Participants who receive phantom unit awards under the LTIP do not have voting rights, nor do they receive distributions, until common units are issued with respect to the phantom unit award that has vested.

Phantom unit awards are subject to forfeiture if employment is terminated for any reason other than for retirement, death or disability prior to the vesting date or for failure to meet performance metrics. To date, 107,680 phantom units have been forfeited and returned to the number of units available to be granted under the LTIP. If an award recipient retires, dies or becomes disabled prior to the end of the vesting period, the recipient’s grant will be prorated based upon the completed months of employment during the vesting period and the award will be paid at the end of the vesting period. The awards do not have an early vesting feature except when there is a change-in-control combined with an associated actual or constructive termination. For more information regarding this early vesting feature, see the section entitled “Termination or Change-in-Control Provisions” in this proxy statement.

Common units to be delivered upon the vesting of phantom units may be common units acquired by us in the open market, common units already owned by us or an affiliate, common units acquired by us from any other person, newly issued common units or any combination of the foregoing. If we issue new common units upon vesting of the phantom units, the total number of our common units outstanding will increase. The compensation committee may also settle the phantom unit awards in cash. When this occurs, the phantom units settled in cash are returned to the number of units available to be granted under the LTIP. To date, 333,037 phantom units have been settled in cash and returned to the number of units available to be granted under the LTIP.

The compensation committee, in its discretion, may grant tandem distribution equivalent rights with respect to phantom units that entitle the holder to receive cash equal to any cash distributions made on common units while the phantom units are outstanding. As of February 28, 2011, tandem distribution equivalent rights have been granted in connection with phantom units that have been deferred pursuant to the Magellan Midstream Partners Director Deferred Compensation Plan and the 2010 and 2011 phantom unit awards.

We intend the issuance of any of our common units upon vesting of the phantom units under the LTIP to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants do not pay any consideration for the common units they receive, and we receive no remuneration for these common units.

Performance Awards. Performance awards are a right to receive compensation based upon performance criteria specified by the compensation committee and may be denominated or payable in cash, deferred cash, our common units, other awards or other property as determined by the compensation committee. As of February 28, 2011, 94,452 performance awards have been granted under the LTIP.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE APPROVAL OF THE LTIP AMENDMENT PROPOSAL.

EXECUTIVE COMPENSATION PROPOSAL

As required by the Dodd-Frank Act, we are seeking advisory unitholder approval of the compensation of our named executive officers (“NEOs”) as disclosed in the section of this proxy statement entitled “Compensation of Directors and Executive Officers.” Our compensation philosophy is designed to link each executive officer’s compensation to the achievement of our business and strategic goals, align their interests with those of our unitholders, recognize individual contributions and attract, motivate and retain highly-talented executive officers. Consistent with this philosophy, the components of our executive officers’ compensation include a base salary, a short-term non-equity award, a long-term equity award and a benefits package. We urge you to read the section below entitled “Compensation Discussion and Analysis,” which discusses in detail how our executive compensation program implements our compensation philosophy. The compensation committee and our general partner’s board of directors believe that our executive compensation program is effective in implementing our compensation philosophy and in achieving its goals.

This Executive Compensation Proposal provides our unitholders with the opportunity to approve or not approve, on an advisory basis, our executive compensation program through the following resolution:

“RESOLVED that the unitholders of Magellan Midstream Partners, L.P. (the “Partnership”) approve, on an advisory basis, the compensation of the Partnership’s NEOs, as described in the section in the proxy statement entitled “Compensation of Directors and Executive Officers,” in accordance with the compensation disclosure rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

Although the advisory vote is non-binding, the compensation committee and our general partner’s board of directors will review the results and give serious consideration to the outcome of the vote in future determinations concerning our executive compensation program.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE APPROVAL OF THE EXECUTIVE COMPENSATION PROPOSAL.

EXECUTIVE COMPENSATION VOTE FREQUENCY PROPOSAL

The Dodd-Frank Act requires us to seek, at least once every six years, a non-binding advisory unitholder vote regarding the frequency of future advisory votes on executive compensation, similar to the above Executive Compensation Proposal. The proxy card gives you four choices for voting on this proposal. You can indicate whether you believe an advisory unitholder vote on executive compensation should be conducted every three years, every two years, every year or you may abstain from voting.

Our general partner’s board of directors recommends that unitholders vote for an advisory vote on executive compensation to be held every three years because they believe that our executive compensation program has historically been consistent with or slightly more conservative than our peers and is heavily aligned with our long-term performance with minimal exposure to over payment for under performance. Although the advisory vote on this Executive Compensation Vote Frequency Proposal is non-binding, our general partner’s board of directors will review the results and give serious consideration to the outcome of the vote in future determinations concerning matters to place on the agenda for the annual meeting.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “THREE YEARS.”

CORPORATE GOVERNANCE

Director Independence

The NYSE rules do not require the boards of directors of publicly traded limited partnerships to be made up of a majority of independent directors. However, with the exception of our Chairman, Michael N. Mears, all of our directors are independent and meet the independence and financial literacy requirements of the NYSE and the SEC. Based on all relevant facts and circumstances, our general partner’s board of directors affirmatively determined on January 26, 2011 that our independent directors have no material relationship with us or our general partner and meet the following categorical standards that are contained in our Corporate Governance Guidelines, which may be found on our website at www.magellanlp.com:

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A director will not be considered independent if the director is, or has been within the last three years, our employee or an employee of our general partner, or if an immediate family member of a director is, or has been within the last three years, an executive officer, of us or our general partner; provided, however, that employment as an interim Chairman or CEO or other executive officer will not disqualify a director from being considered independent following that employment.

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A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us or our general partner, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be considered independent; provided, however, that the following need not be considered in determining independence under this test: (i) compensation received by a director for former service as an interim Chairman or CEO or other executive officer and (ii) compensation received by an immediate family member for service as an employee (other than an executive officer) of us or our general partner.

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A director will not be considered independent if (i) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

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A director or immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of our or our general partner’s present executive officers at the same time serves or served on that company’s compensation committee will not be considered independent.

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A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us or our general partner for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, will not be considered independent; provided, however, that charitable organizations will not be considered “companies” for purposes of this test.

Risk Oversight

Our general partner’s board of directors oversees our enterprise risk management practices through an annual enterprise risk assessment and ensures we are adhering to our asset integrity risk program known as the System Integrity Plan (“SIP”). Our SIP is a comprehensive program that helps us identify and minimize the risks inherent in our operations and assets. It is a process-focused approach that defines how we design, construct, operate, maintain and manage our assets. It furthers our commitment to continuous improvement of environmental, health and safety performance. Our general partner’s board of directors receives a report each quarter regarding safety and environmental performance.

Our internal audit group annually conducts an enterprise risk assessment based on the “Internal Control” and “Enterprise Risk Management” — Integrated Frameworks issued by the Committee of Sponsoring Organizations of the Treadway Commission, also known as the COSO frameworks. The COSO frameworks effectively identify, assess and assist management and the board in managing the risks our businesses face, including strategic, operations, financial reporting and compliance and corporate governance risks. Our internal audit group presents the results of this enterprise risk management assessment annually to the audit committee of our general partner’s board of directors. The audit committee uses the results of this assessment to set the audit schedule for the internal audit group, which reports to the audit committee on a quarterly basis.

In addition to our annual enterprise risk assessment and ongoing asset integrity risk program, we have conducted a compliance and ethics risk assessment to identify, validate and perform an analysis of whether or not we have unacceptable exposure to any laws and regulations applicable to our businesses such as environmental, pipeline safety, employment practices and financial reporting rules and regulations. Our Compliance and Ethics Officer uses the results of this assessment to develop focus areas for our Compliance and Ethics Program each year. Our general partner’s board of directors receives an annual report from our Compliance and Ethics Officer as to the actions we have taken in response to the identified focus areas.

Our general partner’s board of directors has developed a Delegation of Authority policy that specifically limits the maximum financial obligations that can be committed by the CEO. In addition, the policy identifies certain transactions or activities that can only be approved by our general partner’s board of directors. One authority reserved by our general partner’s board of directors is the approval of any amendments to our Commodity Management Policy. Our Commodity Management Policy specifically prescribes the type of commodity-related activities that can occur and also prescribes certain maximum commodity exposure limits, above which mitigation plans must be submitted to management. The audit committee periodically receives updates from management on commodity-related activities and exposures and also periodically reviews this policy for any needed amendments.

In addition, each quarter in connection with regularly-scheduled board meetings and annually at a strategic planning board meeting, our executive officers report to our general partner’s board of directors on the various material risks facing us and our risk mitigation strategies. Based on the information provided through these various processes, our general partner’s board of directors actively evaluates the risks facing us and provides guidance as to the appropriate risk management strategy.

Meetings of the Board of Directors and its Committees

The board of directors of our general partner held 11 board meetings, eight audit committee meetings and six compensation committee meetings, which is a total of 25 meetings during 2010. During 2010, no director attended fewer than 75% of: (1) the total number of meetings of our general partner’s board of directors held during the period for which he was a director; and (2) the total number of meetings held by all committees of the board on which he served during the periods that he served. Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. At our 2010 annual meeting of limited partners, all of our directors were in attendance.

Board Committees

Our general partner’s board of directors has the following two standing committees: (1) audit committee; and (2) compensation committee.

Audit Committee. The members of the audit committee are Walter R. Arnheim, Patrick C. Eilers and Barry R. Pearl. Our general partner’s board of directors has determined that each of these directors meets the independence and financial literacy requirements of the NYSE. Mr. Arnheim is the chairman of the audit committee. Our general partner’s board of directors has determined that Mr. Arnheim is an audit committee financial expert. The audit committee, among other things, reviews our external financial reporting, retains our independent registered public accounting firm, approves and pre-approves services provided by the independent registered public accounting firm and reviews procedures for internal auditing and the adequacy of our internal accounting controls. More information regarding the functions performed by the audit committee is set forth below in the section entitled “2010 Report of the Audit Committee.” Our general partner’s board of directors has adopted a written charter for the audit committee, which is available on our website at www.magellanlp.com.

2010 Report of the Audit Committee

The audit committee of the board of directors of Magellan GP, LLC, acting in its capacity as the general partner of the Partnership, oversees the Partnership’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements contained in the Annual Report on Form 10-K for the year ending December 31, 2010. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Partnership’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The audit committee reviewed with Ernst & Young LLP their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.

The audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards 61, as may be modified or supplemented. The audit committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Ernst & Young LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Dated: February 22, 2011

Submitted By:

Audit Committee

Walter R. Arnheim, Chair

Patrick C. Eilers

Barry R. Pearl

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee. The NYSE rules do not require publicly traded limited partnerships’ boards of directors to have a standing compensation committee. Nevertheless, our general partner’s board of directors has elected to have a compensation committee. The members of the compensation committee are Robert G. Croyle, James C. Kempner and James R. Montague, each an independent member of our general partner’s board of directors. Mr. Montague is the chairman of the compensation committee. The compensation committee makes recommendations to our general partner’s board of directors with respect to all components of our general partner’s executive officers’ and directors’ compensation, with the exception of benefits, which are handled directly by our general partner’s board of directors. The board of directors of our general partner did not modify or reject in any material way any action or recommendation by the compensation committee during 2010. Our general partner’s board of directors has adopted a written charter for the compensation committee, which is available on our website at www.magellanlp.com.

The primary purpose of the compensation committee is to assist our general partner’s board of directors in fulfilling its responsibility to motivate the executive officers of our general partner and key employees toward the achievement of certain business objectives and to align their focus with the long-term interests of our unitholders by recommending appropriate compensation for these executive officers and key employees. The compensation committee has the authority to retain and terminate consultants, external counsel or other advisors or experts for this purpose and to determine the terms and conditions of any such engagement, including the authority to approve fees and other retention terms. The compensation committee also has the authority to authorize, assign and/or delegate matters within its oversight, power or responsibility directly to a subcommittee of our general partner’s board of directors or to employees, subject to limitations imposed by law or any plan or document. The compensation committee also conducts an annual risk assessment of our compensation programs. This risk assessment indicates our compensation program structure is not at risk of creating results that would have a material adverse impact to the financial success of our partnership.

The compensation committee has historically directly engaged an independent executive compensation consulting firm to assist with the annual evaluation of our executive compensation program and the appropriate amount of independent director compensation. The independent executive compensation consulting firm retained directly by our compensation committee in 2010 was BDO Seidman, LLP. The consulting firm provides recommended total compensation amounts for each of our general partner’s executive officers and for the independent members of our general partner’s board of directors. In July 2010, the compensation committee engaged Longnecker & Associates to serve as the independent compensation consultant for the remainder of the year. Neither BDO Seidman, LLP nor Longnecker & Associates provides any other services to us other than serving as the consultant for the compensation committee. With the exception of our CEO, our general partner’s executive officers do not play a role in determining or recommending the amount or form of executive compensation. Our CEO reviews the recommendations of the consulting firm and provides any further recommendations to the compensation committee regarding the total amount of compensation for our general partner’s executive officers, excluding his own compensation.

Director Nominations

The NYSE rules do not require publicly traded limited partnerships’ boards of directors to have a standing nominating committee. It is the view of our general partner’s board of directors that it is not appropriate for us to have a standing nominating committee and, in lieu of such a committee, the entire board serves the function of a nominating committee. Each member of our general partner’s board of directors participates in the consideration of director nominees. Our general partner’s board of directors has not adopted a nominating committee charter.

The minimum qualifications that our general partner’s board of directors believes a candidate must meet in order to be recommended for nomination as a director are set forth in our Corporate Governance Guidelines, which have been approved by our general partner’s board of directors and are available on our website at www.magellanlp.com. Our general partner’s board of directors relies on its members to identify and evaluate nominees for director. Nominees recommended by unitholders will be evaluated by our general partner’s board of directors in the same manner as nominees recommended by a member of the board of directors. For more information on how to nominate an individual to our general partner’s board of directors, please see the section in this proxy statement entitled “Unitholder Proposals for 2012 Annual Meeting of Limited Partners.” While our general partner’s board of directors has not adopted a formal policy with respect to director diversity, it considers it important to have a diversity of background, professional experience and education represented on the board and takes into consideration these attributes when evaluating a nominee.

Communications to our Board of Directors

The non-management members of our general partner’s board of directors have an opportunity to meet quarterly following each regularly scheduled board meeting. The presiding director at non-management board member meetings is Robert G. Croyle. You may send communications to our general partner’s board of directors by calling our Action Line at 1-888-475-9501. All messages received for the board of directors will be forwarded directly to Mr. Croyle.

EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

John D. Chandler, 41, currently serves as Senior Vice President and CFO of our general partner. From 2003 until 2009, he served in the same capacities for MGG’s general partner. He was Director of Financial Planning and Analysis and Director of Strategic Development for a subsidiary of Williams from 1999 to 2002, including working for us since our inception in 2000. Prior to Williams’ merger with MAPCO Inc. (“MAPCO”), Mr. Chandler held various accounting and finance positions since joining MAPCO in 1992.

Larry J. Davied, 54, currently serves as Senior Vice President, Operations and Technical Services, of our general partner. He was previously Vice President, Technical Services from 2007 until 2011 and served as Director, Technical Services from 2003 until 2007. Prior to joining Magellan, he worked for Williams as Director, System Integrity from 1998 to 2003. Mr. Davied was the General Manager, Technical Services with MAPCO from 1993 to 1998. Prior to MAPCO, he worked in various field and engineering leadership positions in gas processing, liquid pipeline transportation, refining, chemical plants and terminals in the oil and gas industry.

Lisa J. Korner, 49, currently serves as Senior Vice President, Human Resources and Administration, of our general partner. She served as Vice President, Human Resources and Director of Human Resources of our general partner from 2002 to 2006. Prior to joining us in 2002, she served as Executive Director of Human

Resources Strategy and Human Resources — Information Systems for Williams from 2001 to 2002 and served as Director of Human Resources for Williams from 1999 to 2001. Ms. Korner also worked in various human resource management positions with MAPCO and Williams since 1989.

Michael N. Mears, 48, currently serves as Chairman of the Board, President and CEO of our general partner. From 2008 through 2011, he served as COO of our general partner. Mr. Mears was a Senior Vice President of our general partner from 2003 through 2008. Prior to joining us in 2002, he served as a Vice President of subsidiaries of Williams from 1996 to 2002. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985.

Brett C. Riley, 41, currently serves as Senior Vice President, Business Development, of our general partner. Prior to joining us in 2003, Mr. Riley served as Director of Mergers & Acquisitions for a subsidiary of Williams from 2000 until 2003. He also served as Director of Financial Planning and Analysis for a subsidiary of Williams from 1998 to 2000. Mr. Riley also worked in various financial positions with MAPCO and Williams since 1992.

Jeff R. Selvidge, 50, currently serves as Senior Vice President, Transportation and Terminals, of our general partner. He was Vice President, Transportation, from 2007 to 2011. From 2003 through 2007, he served as Director, Transportation Marketing and Development. Prior to joining us in 2003, he worked for Williams in a variety of roles in the commercial group since joining Williams in 1990. From 1985 through 1990, Mr. Selvidge worked for Conoco in various midstream positions including Engineer, District Engineer for the West Texas/Rockies area and Business Development in the natural gas gathering, process and natural gas liquids business.

Lonny E. Townsend, 54, currently serves as Senior Vice President, General Counsel, Compliance and Ethics Officer and Assistant Secretary of our general partner. He served as Senior Vice President, General Counsel, Compliance and Ethics Officer and Secretary of MGG’s general partner from 2003 until 2009. Prior to joining us in 2003, Mr. Townsend was Assistant General Counsel for Williams from 2001 to 2003. He also served in various other legal positions with Williams since 1991.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Our compensation program is administered by our compensation committee and consists of the following four components: (i) base salary; (ii) the LTIP; (iii) annual non-equity incentive program (“AIP”); and (iv) health and retirement benefits. The objective of our compensation program is to compensate our named executive officers (“NEOs”) in a manner that: (i) links our executive officers’ compensation to the achievement of our business and strategic goals; (ii) aligns their interests with those of our unitholders; (iii) recognizes individual contributions; and (iv) attracts, motivates and retains highly-talented executives.

2010 Highlights

The following discussion and analysis is designed to provide insight into our compensation philosophy, practices, plans and decisions. In summary:

•	We believe that rewards should be competitive and based upon the performance of the company and the individual executive.

•	Our compensation committee exercises its judgment and discretion when reviewing company and individual performance relative to pre-determined financial and operational performance metrics.

•	Performance based awards continue to be a critical tool in providing appropriate incentives for our executive officers to create long-term value for our unitholders.

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Our financial performance for the year ranked in the 78th percentile compared to the Alerian MLP Index. The incentive program payouts in which all employees participate, including our executive officers, reflect this high level of financial performance.

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Our compensation programs are designed to drive performance that creates long-term value. Our CEO’s compensation is heavily weighted towards performance goals aligned with our unitholders’ interest with 21% based on annual performance, 58% weighted toward long-term performance and the remaining 21% in base salary.

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We do not maintain formal employment agreements with our executive officers, thus base salaries and the receipt of awards under the LTIP and the AIP are determined according to various compensation policies and review processes instituted by our compensation committee.

2010 Executive Compensation

In 2009, our compensation committee engaged the independent executive compensation consulting firm of BDO Seidman, LLP to assist with the annual evaluation of executive compensation for 2010. BDO Seidman, LLP does not provide any other services to us or to our general partner’s board of directors other than serving as the consultant for the compensation committee. In July 2010, our compensation committee engaged Longnecker & Associates (“Longnecker”) as the independent executive compensation consultant for the remainder of 2010 and 2011. Longnecker does not provide any other services to us or to our general partner’s board of directors other than serving as the consultant for the compensation committee. The consultant’s role is to assist the compensation committee in: (i) the determination of the appropriate level of compensation for each executive officer, including the NEOs, and (ii) the development of the appropriate level of compensation for achieving the established performance level for each performance metric in our incentive compensation programs. Our NEOs include the following executive officers who were serving as such on December 31, 2010: the CEO, the CFO and the top three other highest paid executive officers of our general partner, including the COO, all of which are noted within the Summary Compensation Table following this Compensation Discussion and Analysis.

Market Analysis

In its annual evaluation of executive compensation for 2010, our compensation committee, in consultation with BDO Seidman, LLP, utilized a market analysis prepared by Pearl Meyer & Partners (“Pearl Meyer”), which included a blend of information from third party surveys published by Mercer, Towers Perrin, Watson Wyatt and Pearl Meyer’s proprietary general survey data to evaluate the competitiveness of our NEOs’ compensation. Additionally, peer data of 23 other companies or master limited partnerships (“MLPs”) was obtained and blended with the survey information in developing a benchmark for our NEOs’ compensation. This approach differed from the MLP Market Benchmark that our compensation committee used in 2009, which was developed using a smaller group of MLP peer data. Our compensation committee made this change for 2010 in order to have a broader representation of competitive compensation data for each NEO position, which it believes is an improved representation of the market in which we compete for executive talent.

Market Benchmark

The Market Benchmark for 2010 was comprised of third party surveys published by Mercer, Towers Perrin, Watson Wyatt and Pearl Meyer combined with compensation data from the following 23 peer companies: Alliance Resource Partners, L.P., Amerigas Partners, L.P., Buckeye Partners, L.P., Copano Energy LLC, Crosstex Energy L.P., DCP Midstream Partners, L.P., Dynegy Inc., Eagle Rock Energy Partners, L.P., El Paso Corp, Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., Enterprise Products Partners, L. P., Ferrellgas Partners, L.P., Kinder Morgan Energy, L.P., Markwest Energy Partners, L.P., NuStar Energy, L.P., Plains All American Pipeline L.P., Regency Energy Partners, L.P., Southern Union Co., Southwestern Energy Co., Spectra Energy Corp, Sunoco Logistics Partners, L.P. and Teppco Partners, L.P. Each peer company was selected because it was in a business similar to ours and/or it was a company with which we compete for employees.

Internal Analysis

In addition to the Market Benchmark, our compensation committee reviewed internal tally sheets to evaluate the appropriate amount of each NEO’s compensation based on the wealth accumulation of each individual NEO. The compensation committee felt the wealth accumulated by our NEOs was in line with the increase in unitholders’ value and was, therefore, appropriate. An internal pay equity ratio of the CEO’s total compensation compared to all other NEOs’ total compensation, as well as to each level of compensation in the organization, was also evaluated and determined to be appropriate by our compensation committee.

Base Salary

Base salary for each NEO was derived from Market Benchmark data for each position and was set at amounts deemed competitive in the various labor markets where we compete for executive talent. In evaluating 2010 base salaries for our NEOs, our compensation committee determined that the base salaries for most of our NEOs were lower than the Market Benchmark. However, due to the continuing uncertainty in the economy and the immediate cash impact an increase in base salaries could have on our operating results, the compensation committee determined not to make market adjustments to this element of our NEOs’ compensation. Instead, our NEOs each received a 3% increase in their base salaries, which was the standard merit increase we used to adjust employee salaries in 2010. Effective with the first pay period in February, the 2010 base salaries for our NEOs were as follows:

NEO	2010 Base Salary
Don R. Wellendorf, CEO	$477,400
Michael N. Mears, COO	$350,100
John D. Chandler, CFO	$318,300
Richard A. Olson	$275,800
Lonny E. Townsend	$275,800

Long-Term Equity Incentive Compensation

Our LTIP is designed to: (i) aid in the retention of key employees who are important to the success of our organization; (ii) motivate employee contributions toward long-term growth through ownership in our organization; and (iii) align potential increases in compensation to long-term increases in unitholder value. Our compensation committee believes it is important to place a significant amount of the total compensation of each NEO at risk in the form of long-term variable incentive compensation instead of base salary, thereby subjecting a significant percentage of each NEO’s compensation to risks that are similar to the risk experienced by our unitholders. The compensation committee further believes that properly structured long-term performance-based compensation will encourage long-term management strategies that will benefit our unitholders. It has been the practice of our compensation committee to grant performance based Phantom Units to our NEOs during the first quarter of each year, after our compensation committee has established appropriate performance metrics.

Phantom Unit awards are subject to forfeiture if employment is terminated for any reason other than for retirement, death or disability prior to the vesting date. If an award recipient retires, dies or becomes disabled prior to the end of the vesting period, the recipient’s grant will be prorated based upon the completed months of employment during the vesting period and the award will be paid at the end of the vesting period. The awards do not have an early, or accelerated, vesting feature except when there is a change-in-control combined with an associated actual or constructive termination. The change-in-control provisions of our LTIP are discussed in the section below entitled “Termination or Change-in-Control Provisions” in this Compensation Discussion and Analysis. At the end of the vesting period, the awards will be paid to the recipients subject to a 20% discretionary increase or decrease for personal performance to be determined by our compensation committee.

2010 Phantom Unit Awards

Using the equity compensation philosophy described above along with the Market Benchmark, in February 2010, our compensation committee developed LTIP payout targets for each NEO that would, if targets are achieved, result in what the compensation committee believes to be reasonable compensation for the results delivered and competitive on a total compensation basis. Given the relative position of the total compensation for each NEO compared to the Market Benchmark and to help ensure the long-term success of the partnership through the retention of our NEOs, the table below sets forth the 2010 Phantom Unit award payout targets for each NEO expressed as a percentage of their annual base salary:

NEO	2010 LTIP Target
Don R. Wellendorf, CEO	270%
Michael N. Mears, COO	250%
John D. Chandler, CFO	200%
Richard A. Olson	140%
Lonny E. Townsend	140%

The overall Phantom Units awarded under the 2010 LTIP award were allocated 67% on a long-term performance metric and 33% as time-based restricted units, both with a three-year cliff vesting period.

As in prior years, the performance metric of distributable cash flow (“DCF”) per limited partner unit was chosen as the appropriate measure to link the NEOs’ potential increase in equity compensation to that realized by our unitholders. Our compensation committee utilizes DCF per limited partner unit for the third year of the three-year vesting period as the metric to measure our long-term performance. In order to focus the NEOs on the business objective of year-over-year growth in cash flow generated by our core businesses, the performance metric excludes the impact of certain commodity-related activities. The compensation committee approved the performance metric for the 2010 Phantom Unit awards as follows:

Metric	Threshold	Target	Stretch
2012 DCF excluding commodity-related activities (per limited partner unit outstanding)	$2.81	$3.14	$3.61

To further focus the NEOs on the business objective of year-over-year growth in cash flow generated by our core businesses, the 2010 Phantom Unit awards include the right to receive distribution equivalents during the three year vesting period equal to the amount of growth in our distributions above the 2009 actual distributions paid to our unitholders. The distribution equivalents will be paid at the end of the vesting period based upon the number of units paid to each recipient after the performance metric results have been determined. When actual results for the 2010 Phantom Unit awards are at or below threshold, the payout percentage will be 0%. When actual results are at target, the payout percentage is 100%, and when actual results are at or above stretch, the payout percentage maximum is 200%. The payout percentage for results between threshold and stretch are interpolated.

2008 Phantom Unit Award Vesting

The 2008 Phantom Unit awards for our NEOs vested December 31, 2010. DCF per limited partner unit excluding commodities was the performance metric for these awards. Because actual results were above the stretch target, the payout percentage for these awards was 200%. The performance metric and the actual results and payouts for the 2008 Phantom Unit awards as determined by the compensation committee are shown below:

Metric	Threshold	Target	Stretch	Actual Results	Calculated Payout Percentage
2010 Distributable Cash Flow excluding commodity-related activities (per limited partner unit outstanding)	$2.18	$2.47	$2.77	$2.91	200%

At the December 2010 compensation committee meeting, our CEO recommended to pay out 100% of the portion of the 2008 Phantom Unit awards subject to personal performance adjustments for our NEOs. Based upon the CEO recommendation and the compensation committee’s assessment of the NEOs’ performance at achieving the business goals over the three-year vesting period, including the performance of our CEO, the compensation committee awarded 100% of the portion of 2008 Phantom Unit awards payout subject to personal performance. All payouts under our LTIP are excluded for consideration under the terms of our pension plan and the Magellan 401(k) Plan.

Executive Officer and Independent Director Equity Ownership Guidelines

In the past, equity ownership by our executive officers and independent directors has been encouraged without a specific policy requiring equity ownership. In January 2011, our general partner’s board of directors adopted Executive Officer and Independent Director Equity Ownership Guidelines. We believe that a significant ownership stake by executive officers and independent directors leads to a stronger alignment of interests with our unitholders. These guidelines were developed with the assistance of our independent compensation consultant to support our corporate governance focus. The guidelines require each executive officer to own limited partner units in us, the intrinsic value of which is equal to or greater than a multiple of such executive officer’s base salary. The guidelines also require each independent director to own limited partner units in us, either directly or through the Director Deferred Compensation Plan, the intrinsic value of which is equal to or greater than a multiple of such independent director’s annual equity retainer. The table below sets forth the required multiples for our executive officers and independent directors:

Multiple of Base Salary Required to be Held in Our Units
Chief Executive Officer	5 times Base Salary
All Other Executive Officers	3 times Base Salary
Independent Directors	3 times Annual Equity Retainer

Executive officers and independent directors are required to achieve the applicable equity ownership requirement within five years of becoming subject to these guidelines. As of February 28, 2011, all NEOs and independent directors were in compliance with these guidelines. These guidelines do not protect the executive officers or independent directors from any losses sustained through ownership of the units.

Annual Non-Equity Incentive Program

The objective of our AIP is to provide a flexible pay-for-performance reward system that is paid out in cash and linked to our annual financial and operational performance. Our compensation committee establishes a funding metric to ensure that certain levels of profitability are met before any AIP payments are made. If the funding metric is not attained, no AIP payout would be made, regardless of whether the relevant financial, safety, environmental and other performance targets have been reached. Regardless of whether the funding metric is met, funding of our AIP is at the discretion of our compensation committee. Our compensation committee also uses profitability, safety and other performance metrics to measure our actual results. Each performance metric used for our AIP has an established threshold amount below which no payout would be made. This reflects the view of our compensation committee that it is inappropriate to pay annual non-equity incentive compensation for results that do not meet minimum performance expectations.

Our compensation committee utilized the Market Benchmark to establish the appropriate 2010 AIP target levels for each NEO. Our compensation committee determined an increase to the COO’s target level was advisable in order to reflect the position’s importance in the organization and to achieve our objectives to keep compensation opportunities consistent with the market and tied to unitholders’ interests. The 2010 AIP NEO targets were as follows:

NEO	2010 AIP Target
Don R. Wellendorf, CEO	100%
Michael N. Mears, COO	80%
John D. Chandler, CFO	50%
Richard A. Olson	50%
Lonny E. Townsend	50%

2010 AIP Metrics

The funding and performance metrics of our 2010 AIP were the same for all participants, including our NEOs. The funding metric for our 2010 AIP was $303.0 million in distributable cash flow, which was the approximate amount of distributable cash flow required to maintain our 2010 distributions at the fourth quarter 2009 level. In December 2010, our compensation committee exercised its discretion to fund our AIP for 2010 based on actual results exceeding the funding metric.

The performance metrics selected for 2010 included components that could be influenced by most employees within our organization, thereby creating a clear line-of-sight for employees between performance and compensation. Each performance metric was chosen to reflect its importance to the organization and was weighted by our compensation committee to reflect our major financial and operational objectives for the year. Threshold, target and stretch performance levels were set for each performance metric. After the initial funding metric was met, payout percentages for each performance metric were determined based on actual results attained for each metric multiplied by the weight assigned to that metric. When actual results are below threshold, the payout percentage is 0%; when actual results are at threshold, the payout percentage is 50%; when actual results are at target, the payout percentage is 100%; and when actual results are at or above stretch, the payout percentage is 200%. The payout percentage for results between threshold and stretch are interpolated. The payout percentage is then multiplied by the weight of the metric to calculate a payout percentage. The performance metrics and associated weights for the 2010 AIP were as follows:

•

EBITDA less Maintenance Capital — 65% Weight — This metric focused attention on the ultimate means by which our operations provide a return to our partners; specifically, generating distributable cash flow from our core business. The attainment of target for this particular metric ensured that we generated sufficient cash flow to maintain or increase the distributions we paid to our unitholders.

•

Commodity-Related Activities — 10% Weight — Commodity margins reflect the contribution our commodity related activities have to the generation of distributable cash, but also recognize that most employees cannot directly impact the performance of these activities and market price changes can significantly influence results.

•

Operational Performance — 15% Weight — This discretionary portion of the payout focused attention on the health and safety of employees and on environmental stewardship. Payout under this metric would have been zero if a fatality had occurred related to activities under our control.

•

OSHA Incident Rate — 5% Weight — This metric focused specific attention on a key quantitative measure of the health and safety of our employees. Payout under this metric would have been zero if a fatality had occurred related to activities under our control.

•

Environmental — Human Error Releases — 5% Weight — This quantitative metric measures the number of releases of one barrel or more due to human error by an employee or a contractor under our control. Payout under this metric would have been zero if a fatality had occurred as a result of a release (regardless of human error).

When an acquisition occurs during the year, the AIP includes a provision stating the financial performance metrics will be adjusted to reflect the economics used to obtain approval of the acquisition. When an internal growth project is approved during the year, the AIP financial performance metrics are not adjusted since growth projects generally require several months to complete.

In January 2011, our compensation committee approved the calculated payout percentage of 184.2% for the 2010 AIP by measuring our 2010 actual results against the performance metrics as described above. The table below provides the weights used for each performance metric of the 2010 AIP, the threshold, target and stretch levels established for 2010 performance, the actual 2010 results achieved and the calculated payout percentages for each metric.

2010 Annual Non-Equity Incentive Program

Performance Metrics and Year-end Results

($ in millions)

Performance Metric	Weight	2010 Results	Threshold	Target	Stretch	Calculated Payout Percentage
EBITDA less Maintenance Capital	65%	$403.8	$337.6	$361.7	$392.7	130.0%
Commodity-Related Activities	10%	$89.1	$62.0	$79.0	$90.0	19.2%
Operational Performance	15%	Target	-----Discretionary-----			15.0%
Safety — OSHA Incident Rate	5%	0.73	2.35	1.31	0.95	10.0%
Environmental — Human Error Releases	5%	3	8	6	3	10.0%

	100%		Total Calculated Payout Percentage			184.2%

Our compensation committee had the discretion to make adjustments to 50% of the payout pool for all participants, including our NEOs based upon personal performance. This adjustment, if applied, could have ranged from 0% to 200% of this portion of the payout. In December 2010, our CEO recommended the compensation committee pay out 100% of the portion of the AIP subject to personal performance adjustments for our NEOs. Based upon the CEO recommendation and the compensation committee’s assessment of our NEOs’ performance at achieving the business goals for the year, including the performance of our CEO, the compensation committee awarded 100% of the portion of AIP payouts subject to personal performance. All payouts under our AIP are eligible for consideration under the terms of the Magellan Pension Plan and the Magellan 401(k) Plan, subject to Internal Revenue Service (“IRS”) limitations. For details regarding the 2010 AIP payout for each of our NEOs, refer to the Summary Compensation Table below.

Historical AIP and LTIP Payouts

With the exception of the 2008 AIP performance results, we have historically paid out incentive plan awards above target level performance for the years 2004 through 2010. Based on our historical total unitholder return being above the 75th percentile of our peer group, our compensation committee determined that the history of payouts above target level is in line with the value created for our unitholders. In addition, a comparison of our performance against the Alerian MLP index as presented in Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2010 indicates a consistent high level of return for our unitholders over the last five years.

Benefits

The employee benefits available to eligible participants, including our NEOs, are designed to be competitive within the energy industry and are comprised of a pension plan, 401(k) plan and health and welfare plan. Our NEOs participate in these programs on a non-discriminatory basis on the same terms as our non-executive employees. Our NEOs do not participate in a supplemental employment retirement benefit (“SERP”) or a non-qualified deferred compensation arrangement of any kind.

Termination or Change-in-Control Provisions

None of our NEOs has an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with, any termination of employment or a change-in-control in our general partner other than the same severance plan and other provisions that apply to all other employees. Payments to our NEOs associated with position elimination or a change-in-control of our general partner are provided for under the Magellan Severance Plan and under the LTIP as follows:

•	The Magellan Severance Plan provides severance benefits to eligible participants, including our NEOs, based on years of service for the following termination events:

¡

Position Elimination — Benefits payable to the NEO are two weeks of base salary pay for every complete year of service with a minimum of six weeks of base salary and a maximum of fifty-two weeks of base salary; and

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Change-in-Control — As defined in the plan, to receive severance pay benefits due to a change-in-control, the NEO must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years following a change-in-control. Benefits payable to the NEO are two weeks of base salary pay for every complete year of service with a minimum of twelve weeks of base salary and a maximum of fifty-two weeks of base salary.

•

The change-in-control provisions of our LTIP state that in the event a participant, including any of our NEOs, resigns voluntarily for good reason or is terminated involuntarily for other than performance reasons within two years following a change-in-control as defined in the LTIP, all awards granted to that NEO will immediately vest and all performance criteria associated with the award grants will be deemed to have been achieved at their maximum level.

These levels of severance benefits are provided because they are consistent with the benefits provided by other MLPs with which we compete. In addition, we believe that change-in-control severance benefits help assure continuity of leadership both before and after the effective date of any change-in-control. Additional information and details regarding potential payments to our NEOs can be found in the section below entitled “Potential Payments upon Termination or Change-in-Control.”

In connection with the simplification of our partnership structure, a change-in-control occurred as defined the Magellan Severance Plan (see Note 2 — Summary of Significant Accounting Policies to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the simplification). Even though a change-in-control has occurred, our NEOs must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years of September 30, 2009 in order to receive enhanced severance payouts. To date, none of our NEOs have received enhanced payments as a result of this change-in-control.

Departure of Two Named Executive Officers

Effective January 31, 2011, Don R. Wellendorf, our former Chairman of the Board, President and CEO retired. Effective with Mr. Wellendorf’s retirement, Michael N. Mears, our former COO, was elected Chairman of the Board, President and CEO of our general partner. Our general partner’s board of directors engaged Mr. Wellendorf as a consultant to us for a period of 12 months beginning February 1, 2011 to assist in the transition of his duties and responsibilities on an “as needed basis” and to provide other advisory and consulting services for consideration of $0.3 million and an agreement that the 2009 Phantom Unit award and the 2010 Phantom Unit awards that are performance based, a portion of which Mr. Wellendorf would have forfeited on his retirement date, will not be forfeited. These awards will continue until the end of their restricted periods and will be paid subject to the results of the performance metric for each award.

In conjunction with Mr. Mear’s promotion, our general partner’s board of directors does not intend to appoint a replacement for the COO position, instead consolidating the position with the role of CEO. Our compensation committee approved a new compensation package for Mr. Mears, effective February 1, 2011, based upon the Market Benchmark for his new position as follows:

NEO	Base Salary	AIP Target	LTIP Target	Total Target Compensation
Michael N. Mears, CEO	$450,000	100%	270%	$2,115,000

In October 2010, Richard A. Olson, Senior Vice President, Operations & Technical Services, announced his intent to retire effective March 1, 2011. Due to Mr. Olson’s age, his departure will not be considered a “retirement” for benefit or incentive plan purposes.

Compensation Committee Report

We have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Magellan Midstream Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted By:

Compensation Committee

Robert G. Croyle

James C. Kempner

James R. Montague, Chair

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Summary Compensation Table

The following table provides a summary of the total compensation expense for each of the fiscal years 2008, 2009 and 2010 awarded to, earned by or paid to the NEOs:

Name and Principal Position	Year	Salary(1)	Unit Awards	Non-Equity Incentive Program Compensation	Change in Pension Value(2)	All Other Compensation(3)	Total
Don R. Wellendorf, CEO and President	2010	$476,331	$1,288,980	$877,401	$18,001	$14,700	$2,675,413
	2009	$479,769	$727,859	$821,845	$62,748	$14,700	$2,106,921
	2008	$444,231	$706,331	$322,067	$51,007	$31,208	$1,554,844

Michael N. Mears, COO	2010	$349,315	$875,261	$514,751	$7,946	$14,700	$1,761,973
	2009	$351,831	$402,573	$361,612	$25,530	$14,700	$1,156,246
	2008	$313,500	$406,538	$127,622	$21,959	$23,079	$892,698

John D. Chandler, SVP and CFO	2010	$317,585	$636,602	$292,495	$5,523	$14,700	$1,266,905
	2009	$319,846	$330,713	$273,948	$16,585	$14,700	$955,792
	2008	$294,231	$322,223	$106,659	$14,827	$38,618	$776,558

Richard A. Olson, SVP	2010	$275,185	$386,130	$253,445	$10,958	$14,700	$940,418
	2009	$277,200	$223,821	$237,422	$37,922	$14,700	$791,065
	2008	$256,538	$219,600	$92,995	$31,724	$469,440	$1,070,297

Lonny E. Townsend, SVP, General Counsel and Compliance and Ethics Officer	2010	$275,185	$386,130	$253,445	$9,760	$14,700	$939,220
	2009	$277,200	$223,821	$237,422	$40,986	$14,700	$794,129
	2008	$256,538	$219,600	$92,995	$35,447	$36,282	$640,862

(1)	Our NEOs are paid on a bi-weekly basis. For calendar year 2009, there were 27 pay period end dates versus the standard 26 in a calendar year resulting in base salaries higher than the normal annualized salary.
(2)	Magellan does not offer deferred compensation programs for its NEOs, therefore, this column represents only the change in pension value for our NEOs. See narrative included with the “2010 Pension Benefits” table in this proxy statement for more details.
(3)	During 2008, our NEOs participated in the Magellan Health and Welfare Plan on an after-tax basis. A portion of this amount includes the difference between the pre-tax and after-tax cost of obtaining these benefits, the tax gross-up for the loss of the pre-tax treatment and the Magellan 401(k) Plan matching contributions. For 2009 and 2010, this amount is only the Magellan 401(k) Plan matching contributions of $14,700 for each NEO. Perquisites received by the NEOs, which primarily consist of parking in a secured garage within our office building, were insignificant. The amounts shown for Mr. Olson include a payment of $433,711 in 2008 made by MGG Midstream Holdings, L.P., a former affiliate.

Grants of Plan-Based Awards

NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Unit Awards: Number of Units	Grant Date Fair Value of Equity Incentive Plan Awards(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Don R. Wellendorf, CEO	02/12/2010	$238,165	$476,331	$952,662
	02/12/2010				—	24,198	48,396		$863,627
	02/12/2010							11,918	$425,353

Michael N. Mears, COO	02/12/2010	$139,726	$279,452	$558,904
	02/12/2010				—	16,431	32,862		$586,422
	02/12/2010							8,093	$288,839

John D. Chandler, CFO	02/12/2010	$79,396	$158,792	$317,584
	02/12/2010				—	11,951	23,902		$426,531
	02/12/2010							5,886	$210,071

Richard A. Olson	02/12/2010	$68,796	$137,592	$275,184
	02/12/2010				—	7,249	14,498		$258,717
	02/12/2010							3,570	$127,413

Lonny E. Townsend	02/12/2010	$68,796	$137,592	$275,184
	02/12/2010				—	7,249	14,498		$258,717
	02/12/2010							3,570	$127,413

(1)	The grant date fair value per limited partner unit of the 2010 Phantom Unit awards was $35.69. Fair value of the awards was calculated as the closing price of our limited partner units on the grant date discounted for the present value of the assumed annual distributions of $2.84 per unit to be paid during the three-year vesting period of the award grants.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

In February 2010, our compensation committee set the targets and performance metrics for the 2010 AIP and the LTIP. The compensation committee also granted the 2010 Phantom Unit awards to our NEOs as detailed in the table below. A discussion of the material terms of the 2010 AIP and 2010 Phantom Unit awards can be found in the “Compensation Discussion and Analysis” section above.

Non-Equity Incentive Program Compensation

The calculation details for the 2010 AIP payouts for each NEO as set forth in the Summary Compensation Table in the Non-Equity Incentive Program Compensation column are provided in the table below. In January 2011, our compensation committee approved the calculated payout percentage of 184.2% for the 2010 AIP by measuring our 2010 actual results against the performance metrics as described in the section entitled “Compensation Discussion and Analysis – Annual Non-Equity Incentive Program” above. The calculations for the 2010 NEOs’ AIP payouts are as follows:

NEO	2010 Actual Base Salary (a)	2010 AIP Target (b)	2010 Total Calculated Payout Percentage (c)	2010 Calculated Payout Amount (a)*(b)*(c)
Don R. Wellendorf, CEO	$476,331	100%	184.2%	$877,401
Michael N. Mears, COO	$349,315	80%	184.2%	$514,751
John D. Chandler, CFO	$317,585	50%	184.2%	$292,495
Richard A. Olson	$275,185	50%	184.2%	$253,445
Lonny E. Townsend	$275,185	50%	184.2%	$253,445

Long-Term Incentive Plan Compensation

The calculation details for the 2010 Phantom Unit awards for each NEO as set forth in the Summary Compensation Table and the Grants of Plan-based Awards are provided in the tables below.

NEO	2010 Base Salary	2010 LTIP Target	Total Target Value	Units Awarded(1)
Don R. Wellendorf, CEO	$477,400	270%	$1,288,980	36,116
Michael N. Mears, COO	$350,100	250%	$875,250	24,524
John D. Chandler, CFO	$318,300	200%	$636,600	17,837
Richard A. Olson	$275,800	140%	$386,120	10,819
Lonny E. Townsend	$275,800	140%	$386,120	10,819

(1)	The grant date fair value per limited partner unit of the 2010 Phantom Unit awards was $35.69. Fair value of the awards was calculated as the closing price of our limited partner units on the grant date discounted for the present value of the assumed annual distributions of $2.84 per unit to be paid during the three-year vesting period of the award grants.

The allocation of our NEO’s 2010 total Phantom Unit awards between performance based awards and retention awards was as follows:

NEO	2010 Total Phantom Units Award	2010 Phantom Unit Performance Based Award (67%)	2010 Phantom Unit Retention Award (33%)
Don R. Wellendorf, CEO	36,116	24,198	11,918
Michael N. Mears, COO	24,524	16,431	8,093
John D. Chandler, CFO	17,837	11,951	5,886
Richard A. Olson	10,819	7,249	3,570
Lonny E. Townsend	10,819	7,249	3,570

Outstanding Equity Awards at 2010 Fiscal Year-End

	Retention Awards		Equity Incentive Plan Awards
NEO	Number of Units That Have Not Vested (#)	Market Value of Units that Have Not Vested(1) ($)	Number of Unearned Units That Have Not Vested(2) (#)	Market Value of Unearned Units That Have Not Vested(1)(2) ($)
Don R. Wellendorf, CEO:
2009 performance award grant			59,610	$3,367,965
2010 performance award grant			24,198	1,367,187
2010 retention award grant(3)	11,918	$673,367

Total	11,918	$673,367	83,808	$4,735,152

Michael N. Mears, COO:
2009 performance award grant			34,970	$1,975,805
2010 performance award grant			16,431	928,351
2010 retention award grant(3)	8,093	$457,255

Total	8,093	$457,255	51,401	$2,904,156

John D. Chandler, CFO:
2009 performance award grant			26,494	$1,496,911
2010 performance award grant			11,951	675,232
2010 retention award grant(3)	5,886	$332,559

Total	5,886	$332,559	38,445	$2,172,143

Richard A. Olson:
2009 performance award grant			17,220	$972,930
2010 performance award grant			7,249	409,568
2010 retention award grant(3)	3,570	$201,705

Total	3,570	$201,705	24,469	$1,382,498

Lonny E. Townsend:
2009 performance award grant			17,220	$972,930
2010 performance award grant			7,249	409,568
2010 retention award grant(3)	3,570	$201,705

Total	3,570	$201,705	24,469	$1,382,498

(1)	Represents the market value of the phantom units based on the closing price per unit of our common units of $56.50 on December 31, 2010.
(2)	The actual DCF per unit for 2010 was between target and stretch for the 2009 Phantom Unit awards and between threshold and target for the 2010 Phantom Unit awards. Therefore, the payout amounts and values included in these columns assume a stretch payout for the 2009 Phantom Unit awards vesting December 31, 2011 and a target payout for the 2010 Phantom Units vesting December 31, 2012.
(3)	The 2010 retention award grant vesting date is December 31, 2012. Payout of these award grants is subject only to the NEO’s continued employment with us on such date.

Units Vested

The 2008 Phantom Unit awards granted to our NEOs vested on December 31, 2010. Refer to the “Compensation Discussion and Analysis” section for detailed information regarding the metric results. The values realized on vesting of our NEOs’ 2008 Phantom Unit awards were based on the December 31, 2010 closing price of our common units of $56.50 as follows:

NEO	Number of Units Acquired on Vesting	Value Realized on Vesting
Don R. Wellendorf, CEO	39,018	$2,204,517
Michael N. Mears, COO	21,042	$1,188,873
John D. Chandler, CFO	17,342	$979,823
Richard A. Olson	11,272	$636,868
Lonny E. Townsend	11,272	$636,868

2010 Pension Benefits

A pension plan exists for certain non-union employees, including our NEOs. This pension plan is a non-contributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. This pension plan generally includes salaried employees who have completed at least one year of service. Our NEOs participate in this pension plan on the same terms as other participants.

The pension plan is a final average pay plan. Each participant’s accrued benefit is determined by a formula taking into consideration years of service (including years of service with The Williams Companies, Inc. (“Williams”), a former employer of our NEOs) up to age 65, final average pay and Social Security-covered compensation wages, subject to certain IRS imposed limits. The benefit is then offset by the benefit payable at normal retirement age from Williams’ pension plan. The benefit is earned by the participant based upon a service ratio, the numerator of which is years of service since December 31, 2003 and the denominator of which is the total years of service possible up to age 65 from January 1, 2004.

The pension plan offers payment options in the form of a single life annuity, joint and survivor life annuity and/or lump sum. Compensation eligible for consideration under the plan includes base salary and our AIP awards up to the IRS limits, but excludes amounts payable in respect of LTIP awards. We do not provide a SERP benefit for our NEOs for any reason including compensation limits imposed by the IRS.

The present value of accumulated benefits for our NEOs under the pension plan as of December 31, 2010 was as follows:

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit
Don R. Wellendorf, CEO	Magellan Pension Plan	31	$224,104
Michael N. Mears, COO	Magellan Pension Plan	25	$93,977
John D. Chandler, CFO	Magellan Pension Plan	18	$61,586
Richard A. Olson	Magellan Pension Plan	29	$138,613
Lonny E. Townsend	Magellan Pension Plan	19	$154,642

(1)	Each NEO has seven years of credited service with us, which are included in this column.

The present value of accumulated benefits for each NEO was calculated as of December 31, 2010 based upon standard plan assumptions of a 5.5% discount rate and the RP2000 mortality tables. For disclosures of all significant assumptions used by the pension plan, please refer to Note 11 – Employee Benefit Plans to our consolidated financial statements for the year ended December 31, 2010. No payments to NEOs under the pension plan were made in 2010.

Potential Payments Upon Termination or Change-in-Control

None of our NEOs have an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with any termination or change-in-control of our general partner. Payments to our NEOs associated with a change-in-control of our general partner are provided for under the Magellan Severance Plan and under the LTIP. The amount of compensation payable to each NEO in each termination situation is listed in the table below. For purposes of severance analysis, we assumed: (i) each NEO’s employment was terminated on December 31, 2010; (ii) payouts relative to the 2010 AIP were based on 2010 metric results; (iii) payouts under the LTIP are based on actual results, if known, or target level of performance and $56.50 per unit, the closing price of our limited partner units on December 31, 2010. For more information regarding these potential payouts, please see the section entitled “Compensation Discussion and Analysis — Termination or Change-in-Control Provisions.”

Potential Benefits and Payments Upon Termination or Change-in-Control

As of December 31, 2010

Compensation and Benefit Plans	Voluntary Termination(1)	Normal or Early Retirement	Involuntary Not for Cause Termination(2)	For Cause Termination(3)	Involuntary or Good Reason Termination (Change-in- Control)(4)	Death or Disability(5)
Don R. Wellendorf, CEO:
AIP	$877,401	$877,401	$877,401	$877,401	$877,401	$877,401
LTIP	$4,566,339	$4,566,339	$4,566,339	$4,566,339	$8,980,223	$4,566,339
Severance Benefits	—	—	$477,400	—	$477,400	—
Subsidized COBRA Benefits	—	—	$2,115	—	$2,115	—

Total	$5,443,740	$5,443,740	$5,923,254	$5,443,740	$10,337,139	$5,443,740

Michael N. Mears, COO:
AIP	—	—	—	—	—	$514,751
LTIP	—	—	—	—	$5,478,636	$2,637,213
Severance Benefits	—	—	$336,635	—	$336,635	—
Subsidized COBRA Benefits	—	—	$1,156	—	$1,156	—

Total	—	—	$337,790	—	$5,816,426	$3,151,964

John D. Chandler, CFO:
AIP	—	—	—	—	—	$292,495
LTIP	—	—	—	—	$4,159,756	$1,083,320
Severance Benefits	—	—	$220,362	—	$220,362	—
Subsidized COBRA Benefits	—	—	$3,568	—	$3,865	—

Total	—	—	$223,930	—	$4,383,686	$1,375,815

Richard A. Olson:
AIP	—	—	—	—	—	$253,445
LTIP	—	—	—	—	$2,630,640	$689,533
Severance Benefits	—	—	$275,800	—	$275,800	—
Subsidized COBRA Benefits	—	—	$2,637	—	$2,637	—

Total	—	—	$278,437	—	$2,909,077	$942,978

Lonny E. Townsend:
AIP	—	—	—	—	—	$253,445
LTIP	—	—	—	—	$2,630,640	$689,533
Severance Benefits	—	—	$195,700	—	$195,700	—
Subsidized COBRA Benefits	—	—	$3,568	—	$3,568	—

Total	—	—	$199,268	—	$2,829,908	$942,978

(1)	Our CEO is the only NEO currently eligible for retirement and would receive a payout under the terms of the AIP and LTIP in the event that he voluntarily resigned.
(2)	Our CEO is the only NEO currently eligible for retirement and would receive a prorated payout of any outstanding LTIP awards under all termination scenarios.
(3)	For Cause Termination — NEOs termination of employment resulted from; (i) willful failure to substantially perform his or her duties, (ii) gross negligence or willful misconduct which results in a significantly adverse effect upon the organization, (iii) willful violation or disregard of the code of business conduct or other published policy of the organization, or (iv) conviction of a crime involving an act of fraud, embezzlement, theft or any other act constituting a felony or causing material harm, financial or otherwise, to the organization. Our CEO is eligible for retirement and would still receive a prorated payout of any outstanding LTIP awards under all termination scenarios.
(4)	A termination within two years of a change-in-control that occurs on an involuntary basis without cause or on a voluntary basis for Good Reason defined in the Magellan Severance Plan and the LTIP.
(5)	Death or Disability — Disability is defined as meeting the requirements for qualification for benefits under the Magellan Long-Term Disability Plan.

Director Compensation Table

Amounts earned by the independent members of our general partner’s board of directors for the fiscal year ended December 31, 2010 were as follows:

Name	Retainers and Fees Paid or Deferred	Equity Retainer Paid or Deferred(1)	Total ($)
Walter R. Arnheim	$86,000	$70,000	$156,000
Robert G. Croyle	$66,500	$70,000	$136,500
Patrick C. Eilers	$71,000	$70,000	$141,000
James C. Kempner	$68,000	$70,041	$138,041
James R. Montague	$78,000	$70,000	$148,000
Barry R. Pearl	$71,000	$70,041	$141,041

(1)	Amounts reported in this column for equity retainers are reflected in the aggregate grant date fair value of common units granted pursuant to our LTIP during 2010. Individual grants of common units, including distribution equivalents in the Director Deferred Compensation Plan, were provided to the directors as follows:

Director and Date of Grant	Number of Units	Unit Price at Grant	Grant Date Fair Value
Walter R. Arnheim
01/01/2010(1)(3)	1,448	$43.33	$62,742
01/20/2010(2)	450	$44.43	19,994

Total	1,898		$82,736

Robert G. Croyle
01/01/2010(1)	1,154	$43.33	$50,003
01/20/2010(2)	450	$44.43	19,994

Total	1,604		$69,997

Patrick C. Eilers
01/01/2010(1)	1,154	$43.33	$50,003
01/20/2010(2)	450	$44.43	19,994

Total	1,604		$69,997

James C. Kempner
01/01/2010(1)	1,154	$43.33	$50,003
01/20/2010(2)	451	$44.43	20,038

Total	1,605		$70,041

James R. Montague
01/01/2010(1)	1,154	$43.33	$50,003
01/20/2010(2)	450	$44.43	19,994

Total	1,604		$69,997

Barry R. Pearl
01/01/2010(1)	1,154	$43.33	50,003
01/20/2010(2)	451	$44.43	20,038

Total	1,605		$70,041

(1)	Represents the 2010 annual equity retainer ($50,000) that was paid in limited partnership units or deferred into the Director Deferred Compensation Plan.
(2)	Represents the $20,000 increase in the 2010 annual equity retainer approved at the January 2010 board meeting.
(3)	Represents the meeting fees and audit committee chair ($3,750) retainer that was deferred into the Director Deferred Compensation Plan.

Narrative to Director Compensation Table

In 2010, independent directors of our general partner’s board of directors received: (1) a cash retainer of $50,000; (2) an equity retainer of our limited partner units valued at $70,000; (3) meeting fees of $1,500 for each board of director and committee meeting attended; (4) a $10,000 annual retainer for serving as the chairman of the compensation committee; and (5) a $15,000 annual retainer for serving as the chairman of the audit committee. In addition, each director is reimbursed for out-of-pocket expenses in connection with attending board of directors or committee meetings. Each director is indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law.

Independent directors can elect annually to defer payment of each component of their compensation. All deferred compensation amounts are credited to the director’s account in the form of phantom limited partner units, with distribution equivalent rights. Mr. Arnheim elected to defer both his cash and his equity compensation for 2010, Messrs. Croyle, Eilers and Montague elected to defer all their equity compensation and Mr. Pearl elected to defer his cash compensation. Mr. Kempner elected not to defer compensation for 2010. The following table presents each director’s deferral balance status:

Director Compensation

Nonqualified Deferred Compensation Plan

Name	Beginning Balance January 1, 2010	2010 Deferred Compensation	2010 Distribution Equivalents	Market Value Gains/ (Loss)	Ending Balance December 31, 2010
Walter R. Arnheim
Market Value	$612,493	$156,000	$50,135	$231,589	$1,050,217
Number of Units	14,135	3,408	1,044		18,587

Robert G. Croyle
Market Value	$146,042	$70,000	$14,791	$67,709	$298,542
Number of Units	3,370	1,604	309		5,283

Patrick C. Eilers
Market Value	$77,945	$70,000	$10,145	$46,135	$204,225
Number of Units	1,798	1,604	212		3,614

James R. Montague
Market Value	$193,020	$70,000	$18,045	$82,550	$363,615
Number of Units	4,454	1,604	377		6,435

Barry R. Pearl
Market Value	$62,986	$70,973	$6,983	$33,194	$174,136
Number of Units	1,453	1,486	143		3,082

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was our independent registered public accounting firm for our 2010 audit and we expect to engage Ernst & Young LLP to conduct our 2011 audit. In connection with our 2010 audit, we entered into an engagement agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures. A representative of Ernst & Young LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ending December 31, 2009 and 2010, for reviews of our consolidated financial statements included in our Forms 10-Q for 2009 and 2010, for consultation concerning financial accounting and reporting standards during 2009 and 2010, for procedures related to registration statements and other SEC filings in 2009 and 2010 and for an audit of internal control over financial reporting for 2009 and 2010 were $1,396,300 and $1,320,000, respectively.

Audit-Related Fees

There were no fees billed during fiscal years 2009 and 2010 for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees.”

Tax Fees

The aggregate fees billed in fiscal years 2009 and 2010 for professional services rendered by Ernst & Young LLP for tax advice and compliance were $290,316 and $17,948, respectively. These services included consultation concerning tax planning and compliance.

All Other Fees

No fees were billed in fiscal years 2009 and 2010 for products and services provided by Ernst & Young LLP, other than as set forth above.

The audit committee of our general partner’s board of directors has adopted an audit committee charter, which is available on our website at www.magellanlp.com. The charter requires the audit committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm in accordance with the Audit and Non-Audit Services Pre-Approval Policy, which is an appendix to the audit committee charter. All services reported in the Audit, Audit-Related, Tax and All Other Fees categories above were approved by the audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 28, 2011 the number of our common units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of our common units; (2) the current directors and the nominees of our general partner’s board of directors; (3) the NEOs of our general partner; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC.

Name and Address of Beneficial Owner, Director, Nominee or NEO	Our Common Units	Percentage of Common Units
Walter R. Arnheim(1)	1,287	*
Robert G. Croyle(1)	1,879	*
Patrick C. Eilers(1)	522	*
James C. Kempner(1)	12,506	*
James R. Montague(1)	10,976	*
Barry R. Pearl(1)	2,843	*
John D. Chandler(1)	60,942	*
Michael N. Mears(1)	41,940	*
Richard A. Olson(1)	35,155	*
Lonny E. Townsend(1)	36,021	*
Don R. Wellendorf(1)	129,836	*
All Current Directors and Executive Officers as a Group (14 persons)	271,536	*

*	represents less than 1%
(1)	The contact address for our directors and nominees, NEOs and executive officers is One Williams Center, Tulsa, Oklahoma 74172.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The table set forth below provides information concerning awards that may be issued from the LTIP as of December 31, 2010. For more information regarding the material features of the LTIP, please read the LTIP Amendment Proposal above and Note 15 — Long-Term Incentive Plan of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

Plan Category	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table)
Equity Compensation Plans Approved by Security Holders	592,108	306,674
Total	592,108	306,674

(1)	Phantom units and performance awards are the only types of awards that may be granted pursuant to the LTIP. We have the right to issue new units as part of the LTIP. Awards may also be settled in cash. Units or cash awarded pursuant to the LTIP are granted without payment by the participant. Taxes are withheld from the award to cover the participant’s mandatory tax withholdings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the compensation committee during the last fiscal year were Messrs. Croyle, Kempner and Montague. No member of the compensation committee was an officer or employee of the Partnership or our general partner during fiscal 2010.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

Effective January 31, 2011, Don R. Wellendorf, our former Chairman of the Board, President and CEO retired. Effective with Mr. Wellendorf’s retirement, Michael N. Mears, our former COO, was elected Chairman of the Board, President and CEO of our general partner. Our general partner’s board of directors engaged Mr. Wellendorf as a consultant to us for a period of 12 months beginning February 1, 2011, to assist in the transition of his duties and responsibilities on an “as needed basis” and to provide other advisory and consulting services for consideration of $0.3 million and an agreement that the 2009 Phantom Unit award and the 2010 Phantom Unit awards that are performance based, a portion of which Mr. Wellendorf would have forfeited on his retirement date, will not be forfeited. These awards will continue until the end of their restricted periods and will be paid subject to the results of the performance metric for each award.

Review, Approval or Ratification of Transactions with Related Persons

Recognizing that related person transactions present a heightened risk of conflicts of interest and/or improper valuation, our general partner’s board of directors has adopted a written policy, which must be followed in connection with all related person transactions involving us or our subsidiaries. Under this policy, any related person transaction may be entered into or continue only if approved as follows:

•	By a specially appointed conflicts committee of our general partner’s board of directors;

•

If the related person transaction is in the normal course of our business and is (a) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (b) fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), then the CEO of our general partner has authority to approve the transaction. The CEO’s signature on an authorization for expenditure form with a related person is conclusive evidence of his approval pursuant to the policy. If we will be entering into several transactions of the same type over a period of time with a related person, the CEO may pre-approve all such transactions, but must review such pre-approvals not less than annually; or

•	Any other related person transaction may be approved by a majority of the disinterested directors on our general partner’s board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our common units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require that a copy of all these filed Section 16(a) forms must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our common units. Based on a review of the copies of these forms and amendments thereto with respect to 2010, we are aware of no late filings.

CODE OF ETHICS

Our general partner’s board of directors has adopted a code of ethics that applies to our general partner’s principal executive officer, Michael N. Mears, and principal financial and accounting officer, John D. Chandler, and a code of business conduct that applies to all officers and directors of our general partner and to our employees. You may view each of these codes on our website at www.magellanlp.com.

UNITHOLDER PROPOSALS FOR 2012

ANNUAL MEETING OF LIMITED PARTNERS

Any common unitholder entitled to vote at our 2012 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner at the annual meeting by complying with the procedures set forth in our partnership agreement within the time frame discussed below. Your ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof.

In order to nominate persons to our general partner’s board of directors at the 2012 annual meeting, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 no later than the close of business on December 29, 2011, nor earlier than the close of business on December 14, 2011. The written notice must include: (1) as to each person whom the unitholder proposes to nominate for election or re-election as a director of our general partner, all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected); and (2) as to the unitholder giving the notice: (i) the name and address of such unitholder; and (ii) the class and number of units which are owned by the unitholder.

Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for our 2012 annual meeting must submit such proposal by the dates referred to above or it will be considered untimely. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-202-551-8090 for further information on the public reference room and its copy charges. We maintain a website at www.magellanlp.com, where we make our SEC filings available.

You may request a copy of the audit and compensation committee charters and Corporate Governance Guidelines of our general partner’s board of directors and our code of ethics, code of business conduct, annual report or SEC filings without charge, or directions to our annual meeting by calling or writing to us at the following address:

Investor Relations Department

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Local phone: (918) 574-7000

Toll-free phone: (877) 934-6571

If you would like to request documents from us, please do so at least 10 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting.

You should rely only on the information contained in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

The information contained in this document is applicable as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

ANNEX A

Magellan Midstream Partners

Long-Term Incentive Plan

Amended and Restated

as of

October 20, 2010

SECTION 1. Purpose of the Plan.

The Magellan Midstream Partners Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), by providing to directors of Magellan GP, LLC, a Delaware limited liability company (the “Company”) and the general partner of the Partnership, and employees of its Affiliates who perform services for the Partnership, incentive compensation awards for superior performance that are based on Units. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the interests of the Partnership and its partners.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means a Phantom Unit or Performance Award granted under the Plan and shall include any tandem DERs granted with respect to a Phantom Unit.

“Award Agreement” means the written agreement by which an Award shall be evidenced.

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board or such other committee of the Board appointed by the Board to administer the Plan.

“DER” means a contingent right, granted in tandem with a specific Phantom Unit, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Phantom Unit is outstanding.

“Director” means a member of the Board who is not an Employee.

“Disability” shall have the meaning ascribed to such term in the Company’s governing long-term disability plan, or if no such plan is applicable to the Participant, as determined by the Committee.

“Employee” means any employee of the Company or an Affiliate who performs services for the Partnership, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the payment date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Participant” means any Employee or Director granted an Award under the Plan.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners, L.P, as it may be amended or amended and restated from time to time.

“Performance Award” means a right, granted under Section 6(b) hereof, to receive Awards based upon performance criteria specified by the Committee.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) Unit granted under the Plan which upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, whichever is determined by the Committee.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is not payable to the Participant, which for a Phantom Unit Award is generally three years.

“Retirement” shall have the meaning ascribed to such term in the Company’s governing tax-qualified retirement plan, or if no such plan is applicable to the Participant, as determined by the Committee.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Unit” means a common unit of the Partnership.

SECTION 3. Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 8, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a Director. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent and under what circumstances Awards may be settled, canceled or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant and any beneficiary of any Award.

SECTION 4. Units.

(a) Units Available. Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Awards may be granted under the Plan is 4,700,0001. If any Phantom Unit is forfeited or otherwise terminates or is canceled without the delivery of a Unit, then the Unit covered by such Award, to the extent of such forfeiture, termination or cancellation shall again be Units with respect to which an Award may be granted.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing.

(c) Adjustments. In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted and (ii) the number and type of Units (or other securities or property) subject to outstanding Awards or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

SECTION 5. Eligibility.

Any Employee or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

SECTION 6. Awards.

(a) Phantom Units. The Committee shall have the authority to determine the Employees and Directors to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Phantom Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Phantom Units.

(i) DERs. To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

[1]	Number of units available is subject to unitholder approval at 2011 Annual Meeting of Limited Partners to be held on April 27, 2011.

(ii) Forfeiture. Except as otherwise provided in the terms of the Phantom Units grant, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Phantom Units shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Phantom Units.

(iii) Lapse of Restrictions. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 9(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

(b) Performance Awards. The Committee is authorized to grant Performance Awards to Participants on the following terms and conditions:

(i) Right to Payment. A Performance Award shall confer upon Participant rights, valued as determined by the Committee, and payable to the Participant to whom the Performance Award is granted, in whole or in part, as the Committee shall establish at grant or thereafter. The performance criteria and all other terms and conditions of the Performance Award shall be determined by the Committee upon the grant of each Performance Award or thereafter.

(ii) Other Terms. A Performance Award may be denominated or payable in cash, deferred cash, Units, other Awards or other property, and other terms of Performance Awards shall be as determined by the Committee.

(c) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards. No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, however, that Awards may be transferred by will and the laws of descent and distribution.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine.

SECTION 7. Change in Control.

(a) Change in Control. A “Change in Control” shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to any Person, other than to an Affiliate of the Partnership; (ii) the consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in the Company cease to be owned by the Partnership or its Affiliates; or (iii) a Person other than the Partnership or its Affiliates becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934) of more than 50% of the then outstanding common units of the Partnership.

(b) Payout of Awards after Change in Control. If, within two (2) years following a Change in Control, a Participant has a Termination of Affiliation (excluding any transfer to an Affiliate of the Company) voluntarily for Good Reason or involuntarily (other than due to Cause), Awards granted prior to a Change in Control, shall automatically vest and become payable, in full, and all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level with respect to such Awards. Any payout owed to the Participant pursuant to this section shall be settled in cash.

(c) Notification of Good Reason Event. If, within two (2) years following a Change in Control, a Good Reason Event occurs, the Participant shall provide written notice to the Company not later than 90 days after the occurrence of the Good Reason Event setting forth in reasonable detail the circumstances that constitute the Good Reason Event and tendering his or her resignation for Good Reason. If the Participant does not provide notice as set forth above, the Participant shall not have the right to resign for Good Reason based on any Good Reason Event occurring more than 90 days before a notice is given. Upon receipt of the Participant’s written notice, the Company shall have 30 days to remedy the Good Reason Event or to notify the Participant of its intent to not remedy the Good Reason Event, If the Company remedies the Good Reason Event within such 30 day period, the Participant’s resignation for Good Reason shall be rescinded and the Company shall have no obligation to pay the amount due pursuant to this section. If the Company, (i) does not cure the Good Reason Event within such 30 day period or, (ii) gives notice to the Participant of its intent to not remedy the Good Reason Event, the Participant’s resignation shall be effective immediately, and the Company shall be obligated to make payment to the Participant as provided herein.

(d) Definitions. For purposes of this Section 7 only, the following terms shall have the meanings set forth below:

(i) “Cause” means, unless otherwise defined in an Award Agreement, the occurrence of any one or more of the following, as determined in the good faith and reasonable judgment of the Committee: (i) willful failure by a Participant to substantially perform his or her duties (as they existed immediately prior to a Change of Control), other than any such failure resulting from a Disability, or (ii) gross negligence or willful misconduct of the Participant which results in a significantly adverse effect upon the Company, the Partnership, or an Affiliate thereof, or (iii) willful violation or disregard of the code of business conduct or other published policy of the Company, the Partnership, or an Affiliate thereof by the Participant, or (iv) Participant’s conviction of a crime involving an act of fraud, embezzlement, theft, or any other act constituting a felony or causing material harm, financial or otherwise, to the Company, the Partnership, or an Affiliate thereof.

(ii) “Termination of Affiliation” occurs on the first day on which an individual is for any reason no longer providing services to the Company, the Partnership, or an Affiliate thereof.

(iii) “Good Reason” or “Good Reason Event” means, unless otherwise defined in an Award Agreement, the occurrence, within two years following a Change of Control and without a Participant’s prior written consent, of any one or more of the following:

(1) a material change in the Participant’s duties from those assigned to the Participant immediately prior to a Change of Control, unless associated with a bona fide promotion of the Participant and a commensurate increase in the Participant’s compensation, in which case the Participant shall be deemed to consent;

(2) a significant reduction in the authority and responsibility assigned to the Participant;

(3) the removal of the Participant from, or failure to reelect the Participant to, any corporate or similar office of the Company, the Partnership, or an Affiliate thereof to which the Participant may have been elected and was occupying immediately prior to a Change of Control, unless associated with a bona fide promotion of the Participant and a commensurate increase in the Participant’s compensation or in connection with the election or appointment of the Participant to a corresponding or higher office of the Company or any Affiliate, in each which case the Participant shall be deemed to consent;

(4) a reduction of more than 10% of a Participant’s base salary;

(5) termination of any of the incentive compensation plans of the Partnership or the Company in which the Participant shall be participating at the time of a Change of Control, unless such plan is replaced by a successor plan providing incentive opportunities and awards at least as favorable to the Participant as those provided in the plan being terminated;

(6) amendment of any of the incentive compensation plans of the Partnership or the Company in which the Participant shall be participating at the time of a Change of Control so as to provide for incentive opportunities and awards less favorable to the Participant than those provided in the plan being amended;

(7) failure by the Company, the Partnership, or an Affiliate thereof to continue the Participant as a participant in any of the Company’s or Partnership’s incentive compensation plans in which the Participant is participating immediately prior to a Change of Control on a basis comparable to the basis on which other similarly situated employees participate in such plan;

(8) except in relation to a wage freeze applicable to all employees of the Company, the Partnership, or an Affiliate thereof, modification of the administration of any of the incentive compensation plans so as to adversely affect the level of incentive opportunities or awards actually received by the Participant;

(9) a requirement by the Company, the Partnership, or an Affiliate thereof that the Participant’s principal duties be performed at a location more than fifty (50) miles from the location where the Participant was employed immediately preceding the Change of Control, except for travel reasonably required in the performance of the Participant’s duties;

(10) a significant reduction in the authority, duties or responsibilities of the supervisor to whom the Participant reports, including a requirement that the Participant report to an officer of the Company or employee instead of reporting directly to the board of directors of the Company;

(11) a significant reduction in the budget over which the Participant retains authority; or

(12) any other action or inaction that constitutes a material breach by the Partnership, Company or Affiliate of an agreement, if any, under with the Participant provides services.

SECTION 8. Amendment and Termination.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 8(b) below, the Board or the Committee may amend, alter, suspend, discontinue or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award or other Person.

(b) Amendments to Awards. Subject to Section 8(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided (i) the Committee may not reprice the Awards and (ii) no change, other than pursuant to Section 8(c), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 8(b), the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 9. General Provisions.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes. In no event shall the withholding for taxes exceed that which is necessary to satisfy the employer’s minimum withholding requirements. Units withheld for the payment of taxes shall not again be Units with respect to which Awards may be granted.

(c) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware law without regard to its conflict of laws principles.

(e) Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer or such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act.

(g) No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(k) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

SECTION 10. Term of the Plan.

The Plan shall be effective on the date of its approval by the Board and shall continue until the date terminated by the Board or Units are no longer available for the payment of Awards under the Plan, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

FORM OF PROXY CARD

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 10:00 a.m., Central Time, on April 27, 2011.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/MMP.

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US Territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
Annual Meeting Proxy Card

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A Proposals – The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3 and every 3 YRS for Proposal 4.

1. Election of Directors:	For	Withhold

01 – James C. Kempner	☐	☐

02 – Michael N. Mears	☐	☐

03 – James R. Montague	☐	☐

2. Proposal to Amend Long-Term Incentive Plan	For	Against	Abstain

	☐	☐	☐

3. Advisory Vote on Executive Compensation	For	Against	Abstain

	☐	☐	☐

4. Advisory Vote on Frequency of Vote on Executive Compensation	3 Yrs	2 Yrs	1 Yr	Abstain

	☐	☐	☐	☐

B Non-Voting Items

Change of Address – Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance ☐
Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 –Please keep signature within the box.	Signature 2 – Please keep signature within the box.

Proxy – Magellan Midstream Partners, L.P.

Notice of 2011 Annual Meeting of Limited Partners

Williams Resource Center

One Williams Center

Tulsa, Oklahoma

Proxy Solicited by Board of Directors for the Annual Meeting – April 27, 2011, 10:00 a.m. Central Time

Lonny E. Townsend and Michael N. Mears, or either of them, each with the power of substitution, are hereby authorized to represent and vote the units of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Limited Partners of Magellan Midstream Partners, L.P. to be held on April 27, 2011 or at any postponement or adjournment thereof.

Units represented by this proxy will be voted by the unitholder. If no such directions are indicated, the Proxies will have authority to vote:

1. FOR James C. Kempner, Michael N. Mears and James R. Montague

2. FOR Amendment of the Long-Term Incentive Plan

3. FOR the Advisory Vote on Executive Compensation

4. 3 Yrs for the Frequency Vote on Executive Compensation

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)